Exhibit 5.1

ATTORNEYS AT LAW One independent drive, suite 1300 Jacksonville, Florida 32202-5017 P. O. Box 240 Jacksonville, Florida 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

August 14, 2026

22nd Century Group, Inc.

321 Farmington Road, Mocksville

North Carolina 27028

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as securities counsel to 22nd Century Group, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, for the registration of 3,584,215 shares (“Shares”) of common stock, par value $0.00001, issuable pursuant to the Amended and Restated 22nd Century Group, Inc. 2021 Omnibus Incentive Plan (the “Plan”). The common stock issuable pursuant to the Plan is referred to herein as the “Shares.”

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth including, but not limited to: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Plan; (iv) certain resolutions of the Board of Directors of the Company relating to the Plan, the issuance of the Shares under the Plan, and the registration of the Shares; and (v) such other proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the applicable provisions of the corporate law of the State of Nevada, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and upon the issuance of the Shares as provided in the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Foley & Lardner LLP